                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO. 1)*

                           Voice Control Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    9261B100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           /   /    Rule 13d-1(b)
           /   /    Rule 13d-1(c)
           / X /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 pages

-------------------------                                ----------------------
CUSIP NO.  92861B100                  13G                PAGE   2  OF  12 PAGES
-------------------------                                ----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Highland Capital Partners II Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /  /
                                                                      (b) /  /
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

      NUMBER OF           0
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH               0
     REPORTING         ---------------------------------------------------------
      PERSON           7  SOLE DISPOSITIVE POWER
       WITH:
                          0
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                   /  /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.0%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    PN

--------------------------------------------------------------------------------


                               Page 2 of 12 pages

-------------------------                                ----------------------
CUSIP NO.  92861B100                  13G                PAGE   3  OF  12 PAGES
-------------------------                                ----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Highland Capital Partners II Limited Partnership
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /  /
                                                                      (b) /  /
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

      NUMBER OF           0
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH               0
     REPORTING         ---------------------------------------------------------
      PERSON           7  SOLE DISPOSITIVE POWER
       WITH:
                          0
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                   /  /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.0%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    PN

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 12 pages

-------------------------                                ----------------------
CUSIP NO.  92861B100                  13G                PAGE   4  OF  12 PAGES
-------------------------                                ----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Robert F. Higgins
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /  /
                                                                      (b) /  /
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

      NUMBER OF           0
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH               0
     REPORTING         ---------------------------------------------------------
      PERSON           7  SOLE DISPOSITIVE POWER
       WITH:
                          0
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                   /  /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.0%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    IN

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 12 pages

-------------------------                                ----------------------
CUSIP NO.  92861B100                  13G                PAGE   5  OF  12 PAGES
-------------------------                                ----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Paul A. Maeder
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /  /
                                                                      (b) /  /
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

      NUMBER OF           0
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH               0
     REPORTING         ---------------------------------------------------------
      PERSON           7  SOLE DISPOSITIVE POWER
       WITH:
                          0
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                   /  /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.0%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    IN

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 12 pages

-------------------------                                ----------------------
CUSIP NO.  92861B100                  13G                PAGE   6  OF  12 PAGES
-------------------------                                ----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Wycliffe K. Grousbeck
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /  /
                                                                      (b) /  /
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

      NUMBER OF           0
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH               0
     REPORTING         ---------------------------------------------------------
      PERSON           7  SOLE DISPOSITIVE POWER
       WITH:
                          0
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                   /  /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.0%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    IN

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 12 pages

-------------------------                                ----------------------
CUSIP NO.  92861B100                  13G                PAGE   7  OF  12 PAGES
-------------------------                                ----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Daniel J. Nova
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /  /
                                                                      (b) /  /
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

      NUMBER OF           0
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH               0
     REPORTING         ---------------------------------------------------------
      PERSON           7  SOLE DISPOSITIVE POWER
       WITH:
                          0
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                   /  /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.0%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    IN

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 12 pages

Item 1(a).    NAME OF ISSUER:  Voice Control Systems, Inc. (the "Company")

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 14140 Midway Road, Suite 100, Dallas, TX 75244


Item 2(a)                                         Item 2(b)                                 Item 2(c)
---------                                         ---------                                 ---------
                                                                                    Citizenship or Place
Name of Person Filing                              Address                                of Organization
---------------------                              -------                                ---------------
Highland Capital Partners II Limited          Two International Place                      Delaware
Partnership ("Highland Capital"), a           Boston, MA 02110
Delaware limited partnership

Highland Management Partners II Limited       Two International Place                      Delaware
Partnership ("Highland Management"), a        Boston, MA 02110
Delaware limited partnership and the
sole general partner of Highland Capital

Robert F. Higgins, Paul A. Maeder, Wycliffe   Two International Place                     United States
K. Grousbeck and Daniel J. Nova, the          Boston, MA 02110
general partners of Highland Management
(the "Investing General Partners")



Item 2(d).    TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value.

Item 2(e).    CUSIP NUMBER:    92861B100

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

              Not applicable.

Item 4.       OWNERSHIP.

              Not applicable.

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Highland Capital, Highland Management and the Investing General Partners may be deemed to own beneficially 0 shares of Common Stock as of December 31,


                               Page 8 of 12 pages

              1999, which is five percent or less of the Common Stock of Voice Control Systems, Inc.

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Highland Capital, Highland Management, and each of the Investing General Partners expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(1)(ii)(J).

Item 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

Item 10.      CERTIFICATION.

              Not applicable.


                               Page 9 of 12 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000

HIGHLAND CAPITAL PARTNERS II
  LIMITED PARTNERSHIP

By: Highland Management
     Partners II Limited Partnership

    By: /s/ Robert F. Higgins
        ----------------------------
        General Partner

HIGHLAND MANAGEMENT PARTNERS II
  LIMITED PARTNERSHIP

    By: /s/ Robert F. Higgins
        ----------------------------
        General Partner

/s/ Robert F. Higgins
-----------------------------
Robert F. Higgins


/s/ Paul A. Maeder
-----------------------------
Paul A. Maeder


/s/ Wycliffe K. Grousbeck
-----------------------------
Wycliffe K. Grousbeck


/s/ DANIEL J. NOVA
-----------------------------
Daniel J. Nova


                              Page 10 of 12 pages

                                  Exhibit Index


    Exhibit No.               Description                   Page No.
    -----------               -----------                   --------
        A               Agreement of Joint Filing              12



                              Page 11 of 12 pages